SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE ("Amendment") made as of the 18th day of April, 2008, by and between 111 BARCLAY ASSOCIATES ("Landlord"), sole beneficiary under CHICAGO TITLE LAND TRUST COMPANY, as successor trustee to LASALLE BANK NATIONAL ASSOCIATION, as successor trustee ("Trustee") to AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, as Trustee under Trust Agreement ("Trust") dated January 1, 1991 and known as Trust No. 113370-03 ("Landlord") and BIOSANTE PHARMACEUTICALS, INC. ("Tenant").

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease dated December 19, 2003, as amended by First Amendment to Lease dated February 26, 2004, as modified by Letter Amendment dated March 19, 2004 (the "Lease"), as amended by Second Amendment to Lease dated January 4, 2005, as amended by Third Amendment to Lease dated January 27, 2006, as amended by Fourth Amendment to Lease dated March 7, 2007 and as amended by Fifth Amendment to Lease dated November 2, 2007, which Lease demised to Tenant a portion of the 2nd floor, known as Suite 280 ("Premises") of the building known as 111 Barclay Boulevard, Lincolnshire, Illinois ("Building"); and

WHEREAS, the parties hereto desire to expand the Premises to include Suite 220 and to amend the Lease in certain other respects.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Lease is hereby further amended as follows:

1. Additional Premises.  Subject to the matters described in Paragraph 8 below, as of May 1, 2008 ("Availability Date"), Tenant shall be entitled to full and unencumbered possession of the space containing 5,199 rentable square feet on the 2nd floor described on attached Exhibit "A" and now commonly known as Suite 220 ("Additional Premises").  From and after the Availability Date, all references to the "Premises" under the Lease shall be deemed to include the Additional Premises.

2. Landlord's Work and Condition of Additional Premises.  Following the Availability Date, Landlord shall perform the work described on Exhibit "B" attached hereto ("Landlord's Work").  The cost of Landlord's Work is $8,000.00.  Landlord shall also repaint certain areas in the portion of the Premises known as Suite 280, where needed as a result of moving furnishings in connection with Tenant's expansion into the Additional Premises.  Landlord shall pay the cost of any repainting required in Suite 280 and Landlord and Tenant shall each pay ½ of the cost of Landlord's Work ($4,000.00 each); provided, however, that if Tenant fails to exercise its option to extend the Term of the Lease pursuant to the terms hereof, then Tenant shall, prior to the Termination Date, pay Landlord the sum of (a) $4,000.00, as reimbursement for Landlord's share of the cost of Landlord's Work, and (b) the total cost expended by Landlord for any repainting required in Suite 280.  Tenant's $4,000.00 share of the cost of Landlord's Work shall be paid to Landlord in advance, on or before the Availability Date.  Sums owed by Tenant pursuant to this Paragraph 2 shall be deemed to be Additional Rent under the Lease.  Tenant has inspected the Additional Premises and agrees, except for Landlord's Work, to accept possession of the Additional Premises in current "as is" condition.

3. Amended Term.  The Term of the Lease is hereby amended so that the Term shall expire on April 30, 2009 ("Termination Date"), unless sooner terminated pursuant to the terms of the Lease.  This Termination Date shall apply to the entire Premises, notwithstanding anything to the contrary in the Lease and from and after the date hereof, this new Termination Date shall be used for purposes relating to the timing of Tenant's option to extend the Term of the Lease and any related adjustment dates for Base Rent payable during any such extended Terms.

4. Base Rent.  As of the Availability Date, the total Base Rent payable under the Lease for the entire Premises shall be as follows:

Base Rent:
Period	Annual Base Rent	Monthly Installment
5/1/08-4/30/09	$159,000.00	$13,250.00

Extended Base Rent:

Period	Annual Base Rent	Monthly Installment
5/1/09-4/30/10	$165,000.00	$13,750.00
5/1/10-4/30/11	$171,000.00	$14,250.00

5. Tenant's Proportionate Share.  As of the Availability Date, Tenant's Proportionate Share shall increase from 8.698% to 15.3488%.  For the purposes of the Lease, the "Rentable Area of the Building" shall mean 78,182 stipulated rentable square feet.

6. Additional Parking Spaces.  Commencing on the Availability Date, Tenant shall have the right to use, on the same terms and conditions provided under the original Lease, an additional 31 unreserved exterior parking spaces, for a total of up to 46 unreserved exterior parking spaces for use by Tenant.

7. Extended Term.  Tenant's option to extend the term of the Lease as provided in Paragraph 4 of the Fifth Amendment to Lease dated November 2, 2007 is hereby deleted in its entirety and replaced with the following:

Tenant shall have the right to extend the Term of the Lease for two (2) extension terms of one (1) year each (each, an "Extended Term") which shall commence on the day following the expiration of the initial term and end on the first anniversary of the Expiration Date or the expiration date of the first Extended Term, as the case may be, unless the Extended Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise.  Each Extended Term shall commence only if Tenant shall have notified Landlord in writing of Tenant's exercise of such extension right not later than four and a half (4½) months prior to the Expiration Date of the initial Term or the first Extended Term, as the case may be, and at the time of the exercise of such right and immediately prior to the then Expiration Date, this Lease is in full force and effect and no Default shall have occurred and be continuing hereunder.  Time is of the essence with respect to the giving of the notice of Tenant's exercise of the extension right.  Each Extended Term shall be upon all of the agreements, terms, covenants and conditions hereof binding upon Tenant, except that (a) the Extended Base Rent shall be as provided in the Schedule of Significant Terms, (b) Landlord shall have no obligation to perform any work or make any contribution to work performed to prepare the Premises for Tenant's use, and (c) Tenant shall have no further right to extend the Term, other than in accordance with this Paragraph 7.  Upon the exercise of each extension option by Tenant, (i) the Extended Term shall be added to and become part of the Term (but shall not be considered part of the initial term), (ii) any reference to "this Lease", to the "Term", the "term of this Lease" or any similar expression shall be deemed to include the Extended Term, and (iii) the expiration of each Extended Term shall become the Expiration Date.  Tenant shall have the right to exercise its option to extend for all of the Premises or for either (a) the portion of the Premises containing approximately 5,199 rentable square feet and known as Suite 220 and described herein as the Additional Premises or (b) the portion of the Premises containing approximately 6,801 rentable square feet and known as Suite 280; provided, however, that if Tenant elects to extend the Term of the Lease with respect to only a portion of the Premises, any remaining extension option shall only apply to the portion of the Premises for which the Lease has been extended.  Further, in the event that Tenant elects to extend the Term of the Lease with respect to only a portion of the Premises, as provided above, Tenant shall vacate the portion of the Premises for which the Lease is not being extended on or before the end of the then current Term of the Lease and Landlord and Tenant shall promptly enter into an amendment to the Lease deleting the applicable Suite from the Premises and making such further adjustments as may be appropriate, including, without limitation, proportionate reductions in the Base Rent, the Tenant's Proportionate Share and the allocation of Parking Spaces.

8. Termination of Pinnacle Lease.  Landlord and Tenant each acknowledge and agree that the parties' rights and obligations under this Sixth Amendment are expressly subject to and contingent upon the execution and delivery of a termination agreement accelerating the termination date of the existing lease for Pinnacle Performance, Inc. for Suite 220.  In the event that such termination agreement is not signed and/or Pinnacle Performance, Inc. fails to vacate Suite 220 on or before April 30, 2008, the parties shall have no rights and obligations hereunder.

9. Real Estate Brokers.  Tenant represents that it has dealt with, and only with, Van Vlissingen and Co., as broker in connection with this Amendment, and that, insofar as Tenant knows, no other broker negotiated this Amendment or is entitled to any commission in connection therewith.  Tenant agrees to indemnify and hold Landlord harmless from all damages, liability and expense (including reasonable attorneys' fees) arising from any claims or demands of any other broker or brokers or finders in connection with its participating with Tenant in the negotiating of this Amendment.

10. Lease in Full Force and Effect.  Except for the provisions of this Amendment, all the terms, covenants and conditions of the Lease and all the rights and obligations of Landlord and Tenant thereunder, shall remain in full force and effect, and are not otherwise altered, amended, revised or changed.

11. Estoppel.  Tenant and Landlord hereby each acknowledge that as of the date hereof, they have no claims arising under the Lease against the other party or its agents, or any one or more of the foregoing, and that neither knows of any default or failure on the part of the other party to keep or perform any covenant, condition or undertaking to be kept or performed by such other party under the Lease.

12. Exculpatory Provisions.  It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements herein made on the part of any Landlord while in form purporting to be the representations, warranties, covenants, undertakings, and agreements of such Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings, and agreements by such Landlord or for the purpose or with the intention of binding such Landlord personally, but are made and intended for the purpose only of subjecting such Landlord's interest in the Building, the Land and the Premises to the terms of this Amendment and for no other purpose whatsoever, and in case of default hereunder by any Landlord (or default through, under, or by any of its agents or representatives), the Tenant shall look solely to the interests of such Landlord in the Building and Land; that neither Landlord nor LaSalle Bank National Association, as Successor Trustee of Trust No 113370-03 shall have any personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained and no liability or duty shall rest upon any Landlord which is a land trust to sequester the trust estate or the rents, issues and profits arising therefrom, or the proceeds arising from any sale or other disposition thereof; that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, Landlord, LaSalle Bank National Association, as Successor Trustee under Trust No. 113370-03 or any beneficiaries under any land trust which may become the owner of the Building, on account of this Amendment or on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Amendment contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through, or under Tenant; and that this Amendment is executed and delivered by the undersigned Landlord not in its own right, but solely in the exercise of the powers conferred upon it as such Successor Trustee.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the date first above written.

LANDLORD:
111 Barclay Associates
By: Van Vlissingen & Co., it's authorized agent

By:	/s/ Charles Lamphere
Name Charles Lamphere
Title President

TENANT:
BioSante Pharmaceuticals

By:	/s/ Stephen M. Simes
Name Stephen M. Simes
Title President and CEO